Exhibit 10.4

Donald E. Brandt	Tel 602/250-5602	Mail Station 9042
Chairman and Chief Executive Officer	Fax 602/250-3303	PO Box 53999
Phoenix, AZ 85072-3999
May 21, 2009
Mr. David P Falck
403 Shelbourne Terrace
Ridgewood, NJ 07450
Dear Dave,
I am delighted to extend to you this offer to become the Executive Vice President, General Counsel and Secretary of both Pinnacle West Capital Corporation and Arizona Public Service Company. The details of our proposal are included in Attachment A.
If you are in agreement with the terms of our offer of employment as described herein, please sign as requested below.
Dave, I am confident that this will be a challenging and rewarding opportunity for you. I am excited about the prospect of you joining our team and we will do all we can to ensure a smooth transition for you and Sally. I look forward to your contributions to our organization.
If you have any questions, please do not hesitate to contact me.
Sincerely,

/s/ Donald E. Brandt
Donald E. Brandt
Signing this letter indicates your acceptance of the terms of this offer.

Acceptance:	/s/ David P. Falck	Date: May 28, 2009

Attachment A
•	A starting annual base salary of $450,000.
•	Initial hiring incentive of $200,000 payable during the first two weeks of your employment. Second year hiring incentive of $150,000 payable within two weeks of your 1 year anniversary date (the “Second Year Incentive”). [If, within two years following the payment to you of the Second Year Incentive, you resign for any reason or your employment is terminated by the Company for Cause (as defined below), you shall immediately repay to the Company the full amount of such Incentive.]
•	5 weeks vacation annually
•	Vehicle allowance of $10,000 per year
•	Eligibility to participate in the officer annual incentive plan with a target payment for 2009 of 50% and up to a maximum of 100% of annual base salary. Annual incentive payments are dependent on company and business unit performance and are generally paid during the first quarter of the subsequent year. Incentive for 2009 will be prorated based on employment date.
•	Long-Term Stock Based Compensation: The Human Resources Committee has approved a Long-Term award to be granted to you effective upon your hire date.
(1)	An award of 21,580 performance shares
•	8,580 shares will vest in 2011
•	13,000 shares will vest in 2012
(2)	An award of 22,750 restricted stock units
•	6,500 units will vest through 2/1/2010
•	6,500 units will vest through 2/1/2011
•	6,500 units will vest through 2/1/2012
•	3,250 units will vest through 2/1/2013
The awards will vest subject to your continued employment through the applicable vesting date and in all events will be subject to the terms and conditions of the plan and the applicable award agreement.
APS • APS Energy Services • Pinnacle West Energy • SunCor • El Dorado

- Page 2 -

•	Eligibility to participate in the Supplemental Executive Benefit Retirement Plan. The SEBRP is structured as a cash balance plan to which the company contributes 28 percent of your base and annual incentive compensation.
•	Eligibility to participate in the company’s 401(k) plan. You are eligible to contribute between 1 percent and 50 percent of your eligible base compensation. After six months of employment, you will become eligible for the company matching contribution of 75 cents for every dollar you contribute, up to 6 percent of your compensation.
•	Eligibility to participate in the Deferred Compensation Plan (DCP.) The DCP provides you with the opportunity to defer part of your compensation on a pre-tax basis. The deferred amount also earns interest. The company sets the interest amount each calendar year.
•	Special Deferred Compensation Retention Program. APS will establish a deferred compensation arrangement and provide an initial credit of $350,000. The first $250,000 credit will vest upon the fifth anniversary of your hire date and the last $100,000 credit will vest upon the seventh anniversary of your hire date, in each case, subject to your continued employment through the applicable vesting date. The initial credit will earn interest in accordance with the Pinnacle West Deferred Compensation Plan.
•	You will receive a Key Executive Employment & Severance Agreements (“KEESA”) that provide severance benefits in connection with a change of control on terms and conditions generally applicable to other similarly situated executives of the Company, but modified to comply with the policies set forth in the Form 8-K filed by the Company on May 4, 2009. In the event of payment under this agreement, you would receive 2.99 times base salary and annual incentive as described in the agreement.
•	If you enroll in the company’s benefit program within the first 30 days of employment, your medical, dental, and life insurance will be effective on your one-month anniversary date of employment. Medical and dental plan premiums are on a pre-tax basis.
•	You will be eligible for the relocation benefits provided generally to the Company’s senior executives.
All items of compensation, and all benefits, that are provided pursuant to a compensation or benefit plan or agreement will be subject to the terms and provisions of the relevant plan or agreement and, in all cases, the Company reserves the right to modify, amend, suspend or terminate the applicable plan or agreement.
APS • APS Energy Services • Pinnacle West Energy • SunCor • El Dorado

- Page 3 -

In the event that, prior to the second anniversary of your hire date, your employment is terminated by the Company without Cause and you are not entitled to severance benefits under the KEESA, subject to your execution and non-revocation of a general release of claims against the Company and its affiliates within 55 days after your termination, you will receive continuation of your annual base salary at the rate in effect immediately preceding the date on which your employment terminates for a period of twelve months commencing on the date that is 60 days following your termination, such payments to be made in accordance with the Company’s normal payroll practices as in effect on the date of termination. You will also be paid a target bonus. In addition, for a period of 12 months following your termination, you will be paid a monthly amount equal to the monthly employer-paid portion of the premiums for active senior executives’ health care coverage as in effect from time to time during such 12-month period. Each payment under this paragraph will be deemed a separate payment and, to the extent required to comply with Section 409A of the Code, will be delayed until the date that is six months after your separation from service.
For purposes of this Agreement, “Cause” means (i) your engaging in conduct which has caused demonstrable and serious injury to the Company, monetary or otherwise; (ii) commission of a felony; (iii) your unreasonable neglect or refusal to perform your duties or responsibilities; (iv) an act by you of gross or willful misconduct; or (v) a material breach of the Company’s policies that are applicable to you.
Your employment is “at will” which means that either you or the Company may terminate your employment at any time for any reason with or without notice.
You represent that you have full authority to execute this offer letter and that neither executing this letter or providing services to the Company or its affiliates will constitute a breach of any agreement that you may have with any other party.
This offer is contingent upon successful completion of a pre-employment medical screening and background check.
APS • APS Energy Services • Pinnacle West Energy • SunCor • El Dorado

- Page 4 -